EXHIBIT 99.1

NOTICE TO CONTINUE
THE SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON SATURDAY, APRIL 26, 2003
AT 1:00 PM

To the Shareholders of Triple-S Management Corporation:

The Board of Directors convenes the Shareholders in order to continue the work of the Special Meeting on Saturday, April 26, 2003, at 1:00 pm, in the Lobby’s Activities Room of the Condado Plaza Hotel, at 999 Ashford Avenue, San Juan, Puerto Rico.

On September 13, 2002, the Board of Directors sent you the Proxy Statement, the Modified and Amended Articles of Incorporation (Appendix A), the Modified and Amended Corporate By-laws (Appendix B), the Invitation and the Notice for the Special Meeting, and the Form of Proxy of the Board of Directors.

The Meeting will take place exclusively to consider the following matters:

1.	RESOLUTION NUMBER 1

Presented by the Board of Directors in order to approve the amendments to the Articles of Incorporation of Triple-S Management Corporation, attached as Appendix A to the Proxy Statement, which are required in order to implement the Proposal approved by the Shareholders in the Annual Shareholders Meeting held on April 29, 2001 to increase the shareholders base and to enable the spouse or the heirs of a Shareholder to be shareholders of Triple-S Management Corporation. The final approval of this Resolution Number 1 is subject to the approval by the Shareholders of Resolution Number 2.

2.	RESOLUTION NUMBER 2

Presented by the Board of Directors in order to approve the amendments to the By-laws of Triple-S Management Corporation, attached as Appendix B to the Proxy Statement, which are required in order to implement the Proposal approved by the Shareholders in the Annual Shareholders Meeting held on April 29, 2001 to increase the shareholders base and to enable the spouse or the heirs of a Shareholder to be shareholders of Triple-S Management Corporation. The final approval of this Resolution Number 2 is subject to the approval by the Shareholders of Resolution Number 1.

The Board of Directors has set the date of September 10, 2002, as the date to determine the Shareholders that have the right to be convened and to vote at the Special Meeting.

It is very important that all of you are present at the continuation of the Special Meeting and that you personally exercise your right to vote. However, if you cannot attend, we ask that you sign and date the Form of Proxy of the Board of Directors being solicited by the Board of Directors of Triple-S Management, and that you send it by fax or by mail to:

OFFICE OF THE SECRETARY OF THE BOARD OF DIRECTORS
TRIPLE-S MANAGEMENT CORPORATION
PO BOX 363628
SAN JUAN, PUERTO RICO 00936-3628

Fax:
(787) 749-4191 or (787) 706-4023

Attention:
Dr. Jesús R. Sánchez-Colón
Secretary of the Board of Directors

The Shareholders may personally register their Proxies with the Office of the Secretary of Triple-S Management, situated on the sixth floor of the principal offices of the Triple-S Building, on 1441 F.D. Roosevelt Avenue, San Juan, Puerto Rico, before April 26, 2003 and during Triple-S Management’s office hours. These are Monday to Friday from eight in the morning (8:00 am) to four thirty in the afternoon (4:30 pm), except Saturdays, Sundays and Holidays.

Those Shareholders that do not register their Proxies before the date set for the continuation of the Special Meeting, will be able to register them on Saturday, April 26, 2003, in the Panamá Room of the Condado Plaza Hotel, San Juan, Puerto Rico, from ten in the morning (10:00 am) until the Registry of Proxies is ordered to be closed.

The Board of Directors counts with your participation.

San Juan, Puerto Rico April 4, 2003	By Order of the Board of Directors

Dr. Fernando J. Ysern-Borrás Chairman of the Board of Directors	Dr. Jesús R. Sánchez-Colón Secretary of the Board of Directors

We cordially invite all of our Shareholders to attend the continuation of the
Special Meeting of Triple-S Management. It is important that your shares be represented, regardless of the number of shares that you own.

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